Exhibit 99.1

Corporate Communications
Department	NEWS Release

Investor Contacts:
Eric Salander — 401-457-2288	FOR IMMEDIATE RELEASE
D’Ante Natili — 401-457-2288

Media Contact:
David Sylvestre — 401-457-2362

Textron Reports Third Quarter 2016 Results; Narrows Full-Year EPS
Guidance Range

Providence, Rhode Island — October 20, 2016 — Textron Inc. (NYSE: TXT) today reported third quarter 2016 income from continuing operations of $1.10 per share compared to $0.63 per share in the third quarter of 2015.  During this year’s third quarter, the company recorded a tax benefit of $0.76 per share related to settlement of U.S. Internal Revenue Service audits and recorded a $115 million pre-tax restructuring charge ($0.27 per share, after-tax).  Excluding these items, adjusted income from continuing operations, a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release, was $0.61 per share for the third quarter of 2016, down $0.02 from last year’s third quarter.

Revenues in the quarter were $3.3 billion, up 2.2 percent from the third quarter of 2015.  Textron segment profit in the quarter was $310 million, down $2 million from the third quarter of 2015.

“We had good execution in the quarter with margin improvements at Systems and Bell,” said Textron Chairman and CEO Scott C. Donnelly.  “At Aviation, we continue to be encouraged by the strong market acceptance of the Latitude and progress on our new Longitude platform with a very successful first flight two weeks ago.”

Donnelly added, “We are also pleased with progress on the Scorpion and have accelerated investment in this program to support the accreditation process and increased customer engagement.”

Cash Flow

Net cash provided by operating activities of continuing operations of the manufacturing group for the third quarter was $178 million, compared to $231 million in last year’s third quarter. Manufacturing cash flow before pension contributions, a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release, was $94 million compared to $116 million during last year’s third quarter.

Restructuring

On August 30, 2016, Textron announced a restructuring plan with estimated pretax charges in the range of $110 million to $140 million with expected cash outlays in the range of $65 million to $85 million.  The company now estimates pre-tax charges will be in the range of $140 million to $170 million, with expected cash outlays in the range of $100 million to $120 million.

Outlook

Textron expects full-year 2016 GAAP earnings per share from continuing operations will be in the range of $3.06 to $3.21, or $2.65 to $2.75 on an adjusted basis (non-GAAP), which is reconciled to GAAP in an attachment to this release. The company revised its expectation for cash flow from continuing operations of the manufacturing group before pension contributions to $500 million to $600 million from its previous estimate of $600 million to $700 million.

Donnelly continued, “We are on track to achieve our operating plan for the year, while accelerating investments that will drive future revenue growth and improved cost productivity.”

Third Quarter Segment Results

Textron Aviation

Revenues at Textron Aviation were up $39 million, primarily due to volume and mix.

Textron Aviation delivered 41 new Citation jets and 29 King Air turboprops in the quarter, compared to 37 jets and 29 King Airs in last year’s third quarter.

Textron Aviation recorded a segment profit of $100 million in the third quarter compared to $107 million a year ago. The decrease in segment profit in the third quarter was primarily due to the mix of products sold.

Textron Aviation backlog at the end of the third quarter was $1.1 billion, approximately flat with the second quarter.

Bell

Bell revenues were down $22 million, as Bell delivered 25 commercial helicopters, compared to 45 units last year.  This was partially offset by the military business with 6 V-22’s in the quarter, up from 4 V-22’s in last year’s third quarter and, 8 H-1’s compared to 5 H-1’s last year.

Segment profit was down $2 million, primarily due to the lower commercial aircraft volumes.

Bell backlog at the end of the third quarter was $4.9 billion, approximately flat with the second quarter.

Textron Systems

Revenues at Textron Systems decreased $7 million, primarily due to lower Weapons and Sensors volume partially offset by higher revenues at Marine and Land Systems.  Segment profit was up $5 million, reflecting improved performance.

Textron Systems’ backlog at the end of the third quarter was $2.2 billion, down $74 million from the end of the second quarter.

Industrial

Industrial revenues increased $58 million due to the impact of acquired businesses and higher volumes.

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Segment profit increased $5 million, largely reflecting improved performance.

Finance

Finance segment revenues increased $3 million and segment profit decreased $3 million.

Non-GAAP Measures

Adjusted income from continuing operations and manufacturing cash flow before pension contributions are non-GAAP measures that are defined and reconciled to GAAP in an attachment to this release.

Conference Call Information

Textron will host its conference call today, October 20, 2016 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 288-8960 in the U.S. or (651) 291-0344 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Thursday, October 20, 2016 by dialing (320) 365-3844; Access Code: 373340.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna, Beechcraft, Hawker, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Textron Systems, and TRU Simulation + Training. For more information visit: www.textron.com.

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Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,” “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.  In addition to those factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following: Interruptions in the U.S. Government’s ability to fund its activities and/or pay its obligations; changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our

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ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our products; volatility in interest rates or foreign exchange rates; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; pension plan assumptions and future contributions; demand softness or volatility in the markets in which we do business; and cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption.

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TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
Three and Nine Months Ended October 1, 2016 and October 3, 2015
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
REVENUES
MANUFACTURING:
Textron Aviation	$1,198	$1,159	$3,485	$3,334
Bell	734	756	2,352	2,419
Textron Systems	413	420	1,224	1,057
Industrial	886	828	2,842	2,627
	3,231	3,163	9,903	9,437

FINANCE	20	17	60	63
Total revenues	$3,251	$3,180	$9,963	$9,500

SEGMENT PROFIT
MANUFACTURING:
Textron Aviation	$100	$107	$254	$262
Bell	97	99	260	276
Textron Systems	44	39	133	88
Industrial	66	61	256	229
	307	306	903	855

FINANCE	3	6	15	22
Segment Profit	310	312	918	877

Corporate expenses and other, net	(53)	(27)	(116)	(102)
Interest expense, net for Manufacturing group	(35)	(33)	(105)	(98)
Special charges (a)	(115)	—	(115)	—

Income from continuing operations before income taxes	107	252	582	677
Income tax benefit (expense) (b)	192	(76)	46	(204)

Income from continuing operations	299	176	628	473
Discontinued operations, net of income taxes (b)	122	—	120	(2)
Net income	$421	$176	$748	$471

Earnings per share:
Income from continuing operations	$1.10	$0.63	$2.31	$1.69
Discontinued operations, net of income taxes	0.45	—	0.44	(0.01)
Net income	$1.55	$0.63	$2.75	$1.68

Diluted average shares outstanding	272,099,000	278,039,000	272,051,000	279,400,000

(a)         On August 30, 2016, our Board of Directors approved a plan to restructure and realign our businesses by implementing headcount reductions, facility consolidations and other actions in order to improve overall operating efficiency across Textron.  Special charges for the three and nine months ended October 1, 2016 include restructuring charges for this plan, which primarily consists of severance costs of $66 million and asset impairment charges of $36 million.

(b)         The three and nine months ended October 1, 2016 include an income tax benefit of $319 million, inclusive of interest, of which $206 million is attributable to continuing operations and $113 million is attributable to discontinued operations.  This benefit is a result of the final settlement with the Internal Revenue Service Office of Appeals for our 1998 to 2008 tax years.

Textron Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	October 1, 2016	January 2, 2016
Assets
Cash and equivalents	$589	$946
Accounts receivable, net	1,139	1,047
Inventories	4,791	4,144
Other current assets	348	341
Net property, plant and equipment	2,568	2,492
Goodwill	2,121	2,023
Other assets	2,318	2,399
Finance group assets	1,293	1,316
Total Assets	$15,167	$14,708

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$126	$262
Other current liabilities	3,494	3,530
Other liabilities	1,987	2,376
Long-term debt	2,777	2,435
Finance group liabilities	1,132	1,141
Total Liabilities	9,516	9,744

Total Shareholders’ Equity	5,651	4,964
Total Liabilities and Shareholders’ Equity	$15,167	$14,708

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows and Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015
Cash flows from operating activities:
Income from continuing operations	$291	$173	$613	$460
Depreciation and amortization	105	109	322	324
Changes in working capital	(266)	(149)	(867)	(555)
Changes in other assets and liabilities and non-cash items	48	78	40	98
Dividends received from TFC	—	20	29	20
Net cash from operating activities of continuing operations	178	231	137	347
Cash flows from investing activities:
Capital expenditures	(99)	(113)	(306)	(286)
Net cash used in acquisitions	—	(47)	(179)	(81)
Proceeds from the sale of property, plant and equipment	3	2	8	6
Other investing activities, net	(1)	—	(3)	(4)
Net cash from investing activities	(97)	(158)	(480)	(365)
Cash flows from financing activities:
Proceeds from long-term debt	—	—	345	—
Principal payments on long-term debt	(251)	—	(253)	—
Increase (decrease) in short-term debt	98	(105)	110	—
Purchases of Textron common stock	—	(124)	(215)	(211)
Other financing activities, net	3	(2)	4	8
Net cash from financing activities	(150)	(231)	(9)	(203)
Total cash flows from continuing operations	(69)	(158)	(352)	(221)
Total cash flows from discontinued operations	(1)	(1)	(2)	(4)
Effect of exchange rate changes on cash and equivalents	(2)	(5)	(3)	(9)
Net change in cash and equivalents	(72)	(164)	(357)	(234)
Cash and equivalents at beginning of period	661	661	946	731
Cash and equivalents at end of period	$589	$497	$589	$497

Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations:

Net cash from operating activities of continuing operations - GAAP	$178	$231	$137	$347
Less: Capital expenditures	(99)	(113)	(306)	(286)
Dividends received from TFC	—	(20)	(29)	(20)
Plus: Total pension contributions	12	16	36	50
Proceeds from the sale of property, plant and equipment	3	2	8	6
Manufacturing cash flow before pension contributions- Non-GAAP	$94	$116	$(154)	$97

			2016 Outlook
Net cash from operating activities of continuing operations - GAAP			$ 944 - $ 1,044
Less: Capital expenditures			(475)
Dividends received from TFC			(29)
Plus: Total pension contributions			60
Manufacturing cash flow before pension contributions- Non-GAAP			$ 500 - $ 600

Manufacturing cash flow before pension contributions is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statements of Cash Flows.  Our definition of Manufacturing cash flow before pension contributions adjusts net cash from operating activities of continuing operations (GAAP) for the following: dividends received from Textron Financial Corporation (TFC), capital contributions to TFC provided under the Support Agreement and debt agreements, capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans. Our calculation provides a focus on cash generated from true manufacturing operations, before discretionary and required pension contributions.  While we believe this calculation provides an additional relevant measure of liquidity, it does not necessarily provide the amount available for discretionary expenditures since we have certain non-discretionary obligations that are not deducted from the measure.  We further believe this measure may be useful for period-over-period comparisons of underlying business trends and our ongoing operations, however, our calculation may differ significantly from methods used by other companies to compute similar measures.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015
Cash flows from operating activities:
Income from continuing operations	$299	$176	$628	$473
Depreciation and amortization	108	112	331	332
Changes in working capital	(280)	(157)	(848)	(492)
Changes in other assets and liabilities and non-cash items	48	83	34	106
Net cash from operating activities of continuing operations	175	214	145	419
Cash flows from investing activities:
Capital expenditures	(99)	(113)	(306)	(286)
Net cash used in acquisitions	—	(47)	(179)	(81)
Finance receivables repaid	4	20	40	66
Other investing activities, net	1	5	53	31
Net cash from investing activities	(94)	(135)	(392)	(270)
Cash flows from financing activities:
Proceeds from long-term debt	158	46	520	55
Principal payments on long-term debt and nonrecourse debt	(341)	(66)	(433)	(196)
Increase (decrease) in short-term debt	98	(105)	110	—
Purchases of Textron common stock	—	(124)	(215)	(211)
Other financing activities, net	3	(2)	4	8
Net cash from financing activities	(82)	(251)	(14)	(344)
Total cash flows from continuing operations	(1)	(172)	(261)	(195)
Total cash flows from discontinued operations	(1)	(1)	(2)	(4)
Effect of exchange rate changes on cash and equivalents	(2)	(5)	(3)	(9)
Net change in cash and equivalents	(4)	(178)	(266)	(208)
Cash and equivalents at beginning of period	743	792	1,005	822
Cash and equivalents at end of period	$739	$614	$739	$614

TEXTRON INC.

GAAP to Non-GAAP Reconciliation

Income from Continuing Operations

(In millions, except share data)

A reconciliation of income from continuing operations in accordance with GAAP (Generally Accepted Accounting Principles) to income from continuing operations on a non-GAAP basis along with diluted earnings per share is provided below.

	Three Months Ended October 1, 2016		Nine Months Ended October 1, 2016
		Diluted EPS		Diluted EPS
Income from continuing operations - GAAP	$299	$1.10	$628	$2.31
Special charges, net of taxes of $42 million	73	0.27	73	0.27
Income tax settlement	(206)	(0.76)	(206)	(0.76)
Adjusted income from continuing operations - Non-GAAP (a)	$166	$0.61	$495	$1.82

2016 Outlook
Diluted EPS
Income from continuing operations - GAAP	$ 832 - $ 874	$ 3.06 - $ 3.21
Special charges, net of taxes	96 - 81	0.35 - 0.30
Income tax settlement	(206)	(0.76)
Adjusted income from continuing operations - Non-GAAP (a)	$ 722 - $ 749	$ 2.65 - $ 2.75

(a)  Adjusted income from continuing operations is a non-GAAP financial measure, that excludes certain nonrecurring items that management believes are not indicative of the Company’s ongoing performance.  This measure is disclosed by management as additional information to investors in order to provide them with an alternative method for assessing our operating results.  This measure is not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.